Exhibit 99.2

IGM Colleagues,

As you know, we have been working over the past several months to determine a strategic path forward for our company. Today we announced that we have entered into a definitive merger agreement with Concentra Biosciences, LLC and Concentra Merger Sub V, Inc., whereby Concentra will acquire IGM Biosciences for $1.247 in cash per share of IGM Biosciences common stock, plus one non-tradeable contingent value right (“CVR”), which represents the right to receive: (i) 100% of the closing net cash of IGM Biosciences in excess of $82.0 million; and (ii) 80% of any net proceeds received within one year following the closing of the transaction from any disposition of certain of IGM Biosciences’ product candidates and intellectual property that occurs within one year following the closing of the transaction.

The IGM Biosciences Board of Directors met earlier today and has unanimously determined that the acquisition by Concentra is in the best interests of all IGM Biosciences stockholders and has approved the Merger Agreement and related transactions. Attached for your reference is the accompanying press release.

Based upon the timelines required to complete the tender offer, the transaction could close in mid to late August. During the intervening time, we will continue the effort to wind down remaining IGM operations.

Thank you for your hard work and collaboration, and we will keep you apprised of any new developments.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of IGM Biosciences, Inc. (“IGM” or the “Company”), Concentra Biosciences, LLC (“Concentra”) and its acquisition subsidiary will commence a tender offer for all of the outstanding shares of IGM (the “Offer”) pursuant to the terms of an Agreement and Plan of Merger, dated as of July 1, 2025 (the “Merger Agreement”), by and among IGM, Concentra, and Concentra Merger Sub V, Inc., a Delaware corporation and a wholly-owned subsidiary of Concentra (“Merger Sub”). The Offer has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of the Company (“Common Stock”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the Securities and Exchange Commission (the “SEC”) by Concentra and Merger Sub, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The Offer to purchase the outstanding shares of Common Stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “SEC Filings” subsection of the “Financials & Filings” section of the Company’s website at https://investor.igmbio.com/.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s beliefs and expectations and statements about the Offer, the merger of Merger Sub with and into the Company and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the timing of and closing conditions to the Transactions, and the potential effects of the proposed Transactions on the Company. These statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that various closing conditions set forth in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the Company’s ability to retain key personnel; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of the shares of Common Stock; significant costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in the Company’s most recent annual and quarterly reports filed with the SEC as well as in the Company’s subsequent filings with the SEC. As a result of such risks and uncertainties, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. There can be no assurance that the proposed Transactions will in fact be consummated. The Company cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this communication are made as of the date hereof, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.